Exhibit 99.4

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS PROVIDES REFINED COAL UPDATE

•	Leases another operating facility and begins full-time operations of a new facility

•	6 new facilities scheduled to begin full-time operations by the end of 1Q14

•	Technological improvements expand the addressable market to include plants burning bituminous coal

HIGHLANDS RANCH, Colorado, October 29, 2013 - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the “Company”) today announced that Clean Coal Solutions, LLC (“CCS”), a joint venture among its subsidiary ADA-ES, Inc., an affiliate of NexGen Resources Corporation, and an affiliate of The Goldman Sachs Group, Inc., has leased an additional Refined Coal (“RC”) facility to an existing RC investor. CCS now has eight leased or sold facilities that are located at coal-fired power plants that have historically burned a total of about 25 million tons per year and are expected to generate more than $85 million in annual revenues to CCS. As a result of the transaction, CCS has received approximately $6 million in upfront cash payments and has eliminated more than $4 million in annualized operating expenses that CCS would incur if continuing to operate the RC facility to generate tax benefits for its members.

Separately, CCS has begun full-time operations of an additional RC facility located at a coal-fired power plant that has historically burned approximately 3 million tons of coal per year. CCS will operate and retain the tax benefits generated by the facility until it is leased or sold to an RC investor. In total, CCS has 11 of its 28 RC facilities operating full-time, including two other RC facilities that are generating tax benefits for its members, located at power plants that have historically burned a total of about 30 million tons per year of coal.

6 Facilities Scheduled to Begin Full-time Operations by the end of the 1st Quarter 2014

CCS is in the process of installing two facilities on pulverized coal (“PC”) boilers that will use M-45-PC™ technology, which are scheduled to begin operation before year-end. CCS is also moving forward on four additional RC facilities that are scheduled to begin operation by the end of the 1st quarter of 2014. These facilities will be located at coal-fired power plants that collectively have burned more than 25 million tons of coal per year. CCS is in discussions with RC investors to lease or sell these facilities. CCS plans to begin operating these facilities as soon as the utility contracts and various permitting steps have been completed, if agreements have not then been finalized with RC investors for the lease or sale of these facilities. With eight RC facilities leased or sold to investors generating more than $85 million in annual payments, CCS has sufficient resources to fund the operation of these facilities while contracts with RC investors are finalized.

Additional Facilities

In another important accomplishment, CCS has recently achieved Section 45 qualifying emissions reductions on both cyclone and PC boilers burning bituminous coals. The ability to operate at plants burning bituminous coal has expanded the potential market for CCS and its RC technologies and has accelerated the marketing of RC facilities. CCS is in parallel discussions with multiple utilities and investors for the remaining RC facilities, including power plants that have expressed a high level of interest in RC and that collectively burn more than 50 million tons of coal per year. Many of the targeted plants are owned by power companies with multiple target plants and in some cases these power companies have already done Section 45 RC transactions. We continue to expect that all facilities will be placed in full-time operation by the end of 2014.

Dr. Michael D. Durham, President and CEO of Advanced Emissions Solutions said, “We are pleased to have leased an additional RC facility and to have begun full-time operations on another facility. The pace of our RC business is accelerating with 6 additional RC facilities scheduled to begin operations in the coming months and good progress on the remaining facilities. CCS is continuing its discussions with multiple RC investors for these facilities and is working towards leasing or selling the facilities simultaneously or following commencement of permanent operations. During those initial operations, CCS uses cashflows from leased RC facilities to fund operations, and the Company reports the near-term impact on GAAP results in the form of increased expenses while accruing tax credits. We have found that getting the RC facilities operating as soon as we complete the contracts with the power company is a critical step toward finalizing agreements with third party investors and moves us toward our goal of having all 28 systems in full-time operations, with a mix of leased and sold facilities and retained facilities to balance cashflows with available tax credits.”

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively. Advanced Emissions Solutions consolidates the results of CCS in its financial statements.

BCSI, LLC (“BCSI”) is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BSCI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding expected timing of operations of RC facilities, revenues, tax credits, and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to changes in laws, regulations and IRS interpretations or guidance, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties, impact of the weather and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com